Exhibit 99.1


                Shoe Pavilion Announces Third Quarter 2004 Sales


    PINOLE, Calif.--(BUSINESS WIRE)--Oct. 7, 2004--Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced total net sales decreased 4.2% to $20.7 million for the third quarter ended October 2, 2004, from net sales of $21.6 million for the same period in 2003. Net sales for the nine months ended October 2, 2004 were $61.0 million, a 0.6 % decrease from net sales of $61.3 million for the nine months ended September 27, 2003.
    Comparable store net sales decreased 6.3% for the third quarter ended October 2, 2004 from the same period last year and increased 0.1% for the nine months ended October 2, 2004 from the same period last year.
    Mr. Dmitry Beinus, Chairman and CEO of the Company, stated that, "the decline in comparable store sales during the third quarter was due in part to the reduction in advertising in the third quarter of 2004 as compared to the same period in 2003." In the third quarter ended October 2, 2004, advertising as a percentage of net sales was approximately 6.0% compared to 10.9% for the same period last year, a reduction of approximately $1.0 million. Mr. Beinus stated further that, "although comparable store net sales increased 4.7% in the third quarter of 2003, this increase was below the Company's expectations given the amount of money we committed to advertising during the third quarter of 2003. Based upon these results in the third quarter of 2003 the Company reduced its advertising in the third quarter of 2004 as it continues to focus on profitability."
    During the quarter ended October 2, 2004 the Company opened three stores in Arizona and closed two stores in which the leases had expired bringing the total number of stores the Company operates to 84. The Company plans to open two new stores in the fourth quarter of 2004 and five to ten new stores in 2005.
    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear such as Converse, Reebok, Skechers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 84 stores in California, Washington, Oregon and Arizona.
    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.


    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405